Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-88542, 333-125193, and 333-154917 on Form S-3, Registration Statement No. 333-129088 on Form S-4, and Registration Nos. 333-51316 (as amended by Post-Effective Amendment No. 1), 333-64076 (as amended by Post-Effective Amendment No. 1), 333-97871, 333-104855, 333-114682, and 333-122232 on Form S-8 of our report dated October 27, 2010, (April 8, 2011 as to the change in operating segments discussed in Note 26) (November 14, 2011 as to the effect of the restatement discussed in Note 31), relating to the consolidated financial statements of Monsanto Company and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs regarding (1) the Company’s retrospective adoption of new accounting guidance related to noncontrolling interest and the computation of earnings per share, (2) the Company’s prospective adoption of new accounting guidance related to fair value measurements and disclosures and income taxes effective September 1, 2008 and September 1, 2007, respectively, and (3) the restatement of the Company’s consolidated statements of financial position as of August 31, 2010 and 2009, and consolidated statements of operations, cash flows, shareowners’ equity and comprehensive income for the years ended August 31, 2010 and 2009), and our report relating to the effectiveness of Monsanto Company’s internal control over financial reporting dated October 27, 2010 (November 14, 2011 as to the effect of the material weakness described in Management’s Report on Internal Controls over Financial Reporting (as revised)), (which report expresses an adverse opinion on the effectiveness of Monsanto Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K/A of Monsanto Company for the year ended August 31, 2010.

St. Louis, Missouri

November 14, 2011